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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                T/R SYSTEMS, INC.
                -------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                Georgia                                  58-1958870
----------------------------------------    -----------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

1300 Oakbrook Drive, Norcross, Georgia                     30093
----------------------------------------    ------------------------------------
(Address of Principal Executive Offices)                (Zip Code)

If this form relates to the              If this form relates to the
registration of a class of securities    registration  of a class of securities
pursuant to Section 12(b) of the         pursuant to Section 12(g) of the
Exchange Act and is effective pursuant   Exchange Act and is effective pursuant
to General Instruction A.(c), check      to General Instruction A.(d), check the
the following box. [ ]                   following box.[x]


Securities Act registration statement file number to which this form relates:
        --------------------------------
                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act: None

         Title of Each Class                 Name of Each Exchange on Which
         to be so Registered                 Each Class is to be Registered
         -------------------                 ------------------------------


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Securities to be registered pursuant to Section 12(g) of the Act:

    Series A Junior Participating Preferred Stock, par value $0.01 per share
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On November 9, 2000, the Board of Directors of T/R Systems, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company outstanding at the close of business on November 27, 2000 (the "Record Date"), pursuant to the terms of a Rights Agreement, dated as of November 9, 2000 (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as rights agent. Each right entitles a holder to, in certain circumstances, purchase one-one hundredth of a share of preferred stock at an exercise price of $45.00 per share. The Rights Agreement also provides, subject to specified exceptions and limitations, that shares of Common Stock issued or delivered by the Company after the Record Date will be entitled to, and accompanied by, Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 4.1 hereto and incorporated herein by this reference. A summary description of the Rights is set forth in Exhibit C to the Rights Agreement.

ITEM 2. EXHIBITS

         The following exhibits are filed as a part of this registration statement:

         Exhibit
         Number                     Description
         ------                     -----------
         4.1                        Rights Agreement

         99.1                       Form of letter to shareholders

         99.2                       Press release, dated November 10, 2000


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    T/R SYSTEMS, INC.


Date: November 9, 2000              By: /s/ Lyle W. Newkirk
                                        ----------------------------------------
                                        Lyle W. Newkirk
                                        Senior Vice President, Chief Financial
                                        Officer, Secretary and Treasurer


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                                Index to Exhibits

         Exhibit
         Number            Exhibit
         ------            -------

         4.1               Rights Agreement

         99.1              Form of letter to shareholders

         99.2              Press Release, dated November 10, 2000